FORM 4
                                                                                                    --------------------------------
[ ] CHECK THIS BOX IF NO LONGER                                                                              OMB APPROVAL
    SUBJECT TO SECTION 16. FORM 4 OR                                                                --------------------------------
    FORM 5 OBLIGATIONS MAY CONTINUE.                                                                OMB NUMBER:           3235-0287
    SEE INSTRUCTION 1(B).                                                                           EXPIRES:   SEPTEMBER 30, 1998
    (PRINT OR TYPE RESPONSES)                                                                       ESTIMATED AVERAGE BURDEN
                                                                                                    HOURS PER RESPONSE..........0.5
                                                                                                    --------------------------------
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, D.C. 20549

                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
   Anschutz, Philip F.                             Forest Oil Corporation (FST)                (Check all applicable)
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS or Social   4. Statement for Month/Year       [X] Director  [X] 10% Owner
                                            Security Number                                   [ ] Officer   [ ] Other
    2400 Qwest Tower                        of Reporting       June 1998                          (give title   (specify title
    555 17th Street                         Person                                                below)        below)
---------------------------------------     (Voluntary)
        (Street)
                                                                                                  ----------------------------
------------------------------------------------------------------------------------------------------------------------------------
    Denver, Colorado   80202                                5. If Amendment,    7. Individual or Joint/Group Filing
---------------------------------------                        Date of Original    (Check Applicable Line)
   (City)   (State)     (Zip)                                  (Month/Year)
                                                                                   [ ] Form filed by One Reporting Person
                                                                                   [X] Form filed by More than One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                          TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security  2. Trans-   3. Trans-     4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   (Instr.3)             action      action Code   or Disposed of (D)                Securities       Direct (D) or       Indirect
                         Date        (Instr. 8)    (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
                                                                                     Owned at End of  (Instr. 4)          Ownership
                         (Month/                                                     Month                                (Instr. 4)
                         Day/Year)-------------------------------------------------
                                     Code     V       Amount  (A) or (D)    Price   (Instr. 3 and 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock             06/16/98      A      V        711        A         $14.0625       2,298           D
                                      (1)            shares                               shares
------------------------------------------------------------------------------------------------------------------------------------
                                                                                      17,084,888           I                 (2)
                                                                                          shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                    SEC 1474 (7/96)

                                                                                                                         Page 1 of 3


FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

---------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction     4. Transaction  5. Number of
   Derivative     or Exercise    Date               Code            Derivative
   Security       Price of       (Month/Day/Year)   (Instr. 8)      Securities
   (Instr. 3)     Derivative                                        Acquired (A)
                  Security                                          or Disposed
                                                                    of (D)


                                                ---------------------------------
                                                      Code    V    (A)      (D)
---------------------------------------------------------------------------------


---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------

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

FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                                        Owned at        Direct (D) or     (Instr. 4)
                                                             End of          Indirect (I)
                                                             Month           (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

         Explanation of Responses:                                                           SEC 1474 (7/96)

         1.       Shares acquired pursuant to nondiscretionary  grant under the Forest Oil Corporation Stock
                  Incentive  Plan,  as  amended  and  restated  as of March  22,  1996 and  approved  by the stockholders of Forest Oil Corporation on May 8, 1996 and May 14, 1997. The acquisition is an exempt transaction pursuant to Rule 16b-3 under the Securities Exchange Act of 1934.

         2.       The Reporting Person is the owner of 100% of the capital stock of Anschutz Company,  which is the  owner of 100% of the  capital  stock  of The  Anschutz  Corporation,  which is the registered owner of the securities indicated.

                                             Philip F. Anschutz                                 July 8, 1998

**       International misstatements or omissions of facts constitute Federal Criminal Violations.

Note:    File  three  copies of this  Form,  one of which must be.          /s/ PHILIP F. ANSCHUTZ
         manually signed If space provided is  insufficient,  SEE.          --------------------------------
         Instruction 6 for procedure Person                                     ** Signature of Reporting



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                                                 Page 2 of 3


                                JOINT INFORMATION


Name:                                    Anschutz Company

Address:                                 2400 Qwest Tower
                                         555 17th Street
                                         Denver, Colorado 80202

Designated Filer:                        Philip F. Anschutz

Issuer and Trading Symbol:               Forest Oil Corporation (FST)

                                         Date of Event Requiring
Statement:                               July 8, 1998

Signature:                               Anschutz Company


                                    By:  /s/ PHILIP F. ANSCHUTZ
                                         ----------------------
                                             Philip F. Anschutz
                                             Chairman


Name:                                    The Anschutz Corporation

Address:                                 2400 Qwest Tower
                                         555 17th Street
                                         Denver, Colorado 80202

Designated Filer:                        Philip F. Anschutz

Issuer and Trading Symbol:               Forest Oil Corporation (FST)

Statement:                               July 8, 1998

Signature:                               The Anschutz Corporation


                                    By:  /s/ PHILIP F. ANSCHUTZ
                                         ----------------------
                                             Philip F. Anschutz
                                             Chairman

                                                    Page 3 of 3